Exhibit 10.1

Stock Transfer Agreement

Transferor, NuZee, Inc. (hereinafter referred to as the Transferor) and the purchaser, Eguchi Holdings Co., Ltd. (hereinafter referred to as the Purchaser) herein conclude an agreement on a transfer of common shares as follows.

(Transferred shares)

Article 1	The Transferor shall transfer the following shares to the Purchaser, with the ownership of the said shares transferred to the Purchaser as of the date when the transfer price is received.

Transferred shares	Address	4-1002, Omori, Moriyama-ku, Nagoya-shi, Aichi-ken
	Organization Name	NuZee JAPAN Co., Ltd.
	Director Name	Katsuyoshi Eguchi
	Number of Stocks	397,400 Shares
$34,000

(Transferred value and payment method)

Article 2	The Purchaser shall pay $34,000 as a price for the transfer of the shares by depositing to the specified bank account.

Discussion

Article 3	Regarding the matters that are not speculated in this agreement, they shall be decided based on a discussion between the Transferor and the Purchaser with laws and other practices taken into consideration.

Two copies shall be made as a proof of this agreement, with the signs and stamps of both the Transferor and Purchaser, and each party shall retain one original.

September 28, 2020

/s/ Masateru Higashida
(Transferor)
Address	1700 Capital Avenue Suite 100 Plano, TX 75074 USA
Company Name	NuZee, Inc.
CEO Masateru Higashida

/s/ Katsuyoshi Eguchi
(Purchaser)
Address	4-1002 Omori, Moriyama-ku, Nagoya-shi, 463-0021
Company Name	Eguchi Holdings Co., Ltd. CEO Katsuyoshi Eguchi